ZIONS BANCORPORATION

                          *** FOR IMMEDIATE RELEASE ***

FOR:  ZIONS BANCORPORATION                      ZIONS BANCORPORATION
One South Main, Suite 1380                      Contact: Dale Gibbons
Salt Lake City, Utah                            One South Main, Suite 1380
Harris H. Simmons                               Salt Lake City, Utah 84111
President/Chief Executive Officer               Tel: (801) 524-4787

FOR: SUMITOMO BANK OF CALIFORNIA                SUMITOMO BANK OF CALIFORNIA
320 California Street                           Contact: Kyle Tatsumoto
San Francisco, California 94104                 320 California Street
                                                San Francisco, California 94104
                                                Tel: 415-445-8167
                                                March 25, 1998

              ZIONS BANCORPORATION AND SUMITOMO BANK OF CALIFORNIA
                            ANNOUNCE MERGER AGREEMENT

SALT LAKE CITY, Utah and SAN FRANCISCO, California - March 25, 1998 - Zions Bancorporation ("Zions") (Nasdaq: ZION) and Sumitomo Bank of California ("Sumitomo") (Nasdaq: SUMI), announced today that a definitive agreement has been signed under which Sumitomo will merge with a subsidiary of Zions. Zions will pay approximately $546 million for Sumitomo, approximately 85% of the common stock of which is held by The Sumitomo Bank, Limited ("Sumitomo, Ltd."). Sumitomo, Ltd. will receive $32.36 for each share held by it, and the other shareholders of Sumitomo will receive $38.25 per share. Zions will combine its present Grossmont Bank subsidiary with Sumitomo and First Pacific National Bank when these acquisitions have been completed. The combined company, with assets of over $6 billion and 71 banking offices in California, will rank as the fifth largest commercial bank in the state.

The merger is subject to the approval of Sumitomo shareholders and banking regulators and is expected to close in the third quarter of 1998. Sumitomo, Ltd. has agreed to vote 49.99% (the limit as provided in California law) of the outstanding shares of Sumitomo in favor of the transaction. Zions, Sumitomo and Sumitomo, Ltd. have agreed to continued cooperation to ensure the ongoing provision of the financial services that have been accessible to Sumitomo and Sumitomo, Ltd. customers.

The transaction is valued at approximately $546 million, which is 1.27 times Sumitomo's tangible book value at December 31, 1997, or 14.1 times its net income available for common shareholders for 1997 (as adjusted for the pending redemption of Sumitomo's preferred stock). Zions expects to finance the purchase with existing resources as well as the issuance of securities in the capital markets. There are no financing contingencies regarding this transaction. The acquisition will be accounted for as a purchase and is expected to be immediately accretive to Zions' cash and GAAP earnings per share.




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ZIONS BANCORPORATION
Press Release - Page 2
March 25, 1998

"This is a very significant opportunity for us to establish a strong presence in the some of the largest markets in the western United States," stated Harris Simmons, president and chief executive officer of Zions. "We are delighted to be able to extend our community banking operations across the state of California, and look forward to providing personal banking services and an expanded product offering to Sumitomo's customers."

Mr. Simmons stated that Robert Sarver, chairman of Grossmont Bank and a director of Zions, is expected to be named chief executive officer of the combined enterprise. Mr. Sarver said, "Our goal is to become California's super-community bank. The bank will be divided into regions, such as the Grossmont and First Pacific operation in San Diego, to be run with a strong community orientation committed to high customer service and local decision making with customer access to senior management. Sumitomo has done a fine job at retaining good employees to serve their customers and we are committed to maintaining their excellent customer base and providing the same degree of hands-on service." In order to provide an appropriate incentive to Mr. Sarver to expand Zions' California franchise, Zions has agreed to sell to him a portion of Sumitomo at its cost basis. When Sumitomo is combined with Grossmont Bank and First Pacific National Bank, he will control 5% of the combined company at a purchase price of approximately $34 million. Zions will retain the exclusive right to repurchase this ownership interest.

Under local management teams and community identities, Zions Bancorporation operates full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, and Utah. It also offers a comprehensive array of investment, mortgage, insurance, and electronic commerce services and is a leader in providing innovative financing solutions for small businesses nationwide. Investor information can be accessed on the Internet at www.zionsbank.com. Zions Bancorporation's common shares are traded on The Nasdaq Stock Market under the symbol "ZION."

FORWARD-LOOKING INFORMATION This news release contains statements regarding the projected performance of Zions and Sumitomo on a stand-alone and pro forma combined basis. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the projections discussed in this release since such projections involve significant risks and uncertainties. Factors that might cause such differences include, but are not limited to: (1) revenues following the merger being lower than expected and/or expenses being higher than expected; (2) costs or difficulties related to the integration of Zions, Grossmont Bank, First Pacific National Bank, and Sumitomo being greater than expected; (3) competitive pressures among financial institutions increasing significantly; (4) economic conditions, either nationally or locally in areas in which the combined company will conduct its operations, being less favorable than expected; (5) legislation or regulatory changes adversely affecting the businesses in which the company would be engaged.

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